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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PARAMETRIC TECHNOLOGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PARAMETRIC TECHNOLOGY CORPORATION

140 KENDRICK STREET
NEEDHAM, MASSACHUSETTS 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on March 13, 2003

We will hold the Annual Meeting of Stockholders of Parametric Technology Corporation (“PTC”) at the offices of the Company, 140 Kendrick Street, Needham, Massachusetts 02494 on Thursday, March 13, 2003 at  9:00 a.m., local time. At this year’s Annual Meeting, we will ask you to:

1.	Elect two Class I directors to serve for the next three years.

2.	Confirm the selection by the Board of Directors of PricewaterhouseCoopers LLP as PTC’s independent auditors for the current fiscal year.

3.	Consider other business that may further or relate to the foregoing.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 30, 2003. With this Proxy Statement, we are sending you PTC’s 2002 Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements.

By Order of the Board of Directors

AARON C. VON STAATS
Clerk

Needham, Massachusetts
February 12, 2003

PTC’s offices are located at 140 Kendrick Street, Needham, Massachusetts. Directions to our offices are as follows:

From the North:
Route 128 South to Exit 19B, to Highland Avenue. At the next traffic light, take a left onto Hunting Road. Left onto Kendrick Street. PTC entrance is on the right hand side.

From the South:
Route 128 North to Exit 18, right onto Great Plain Avenue. Right onto Greendale Avenue. Right onto Kendrick Street.

From either the East or West:
Mass Pike to Route 128 South to Exit 19B, to Highland Avenue. At the next traffic light, take a left onto Hunting Road. Left onto Kendrick Street. PTC entrance is on the right hand side.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR ON THE INTERNET, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED IN THE UNITED STATES.

i

PROXY STATEMENT FOR THE PARAMETRIC TECHNOLOGY CORPORATION
2003 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me This Proxy Statement?

As a stockholder, you have the right to attend and vote at the Parametric Technology Corporation (PTC) 2003 Annual Meeting of Stockholders. If you attend the Annual Meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support on the proposals presented.

There are two parts to our proxy solicitation: this proxy statement and the enclosed voting instruction form (which may also be called a “proxy card”). The proxy statement explains the proposals to be voted on at the Annual Meeting. You use the voting instruction form to authorize your shares to be voted as you wish.

We will begin mailing this proxy statement on February 12, 2003 to all stockholders entitled to vote. If you owned our common stock at the close of business on January 30, 2003, you are entitled to vote. On that date, there were 262,584,050 shares of common stock outstanding. Common stock is our only class of voting stock.

How Many Votes Do I Have?

You have one vote for each share of common stock that you owned at the close of business on January 30, 2003. Your proxy card or other voting instruction form indicates the number.

How Do I Vote by Proxy?

To vote, simply complete, sign and return the form before the meeting, and your shares will be voted as you direct. If you wish, in most cases you may vote by telephone or the Internet instead.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares as you direct at the meeting. If you sign the form but do not make specific choices, they will vote your shares to (i) elect the two current directors nominated by the Board and (ii) confirm the selection by the Board of PricewaterhouseCoopers LLP as our independent auditors. If any matter not listed in the Notice of Meeting is presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the meeting other than as discussed in this Proxy Statement.

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed voting instruction form and to return it promptly in the envelope provided. Returning the form will not affect your right to attend the Annual Meeting. If you wish to vote at the Meeting despite having returned the form, see below under “May I Revoke My Proxy” and “How Do I Vote in Person.”

How Do I Vote by Telephone or the Internet?

Instead of submitting your vote by mail on the enclosed voting instruction form, you may vote by telephone or the Internet. Please note that there may be separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your voting instruction form.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

We encourage you to vote by the Internet. If you do so, please authorize us to deliver future annual reports and proxy statements to you by e-mail. This lowers costs and speeds delivery.

May I Revoke My Proxy?

Yes. You may change your vote after you send in your voting instructions by following any of these procedures. For a registered stockholder to revoke a proxy:

•	Send in another signed voting instruction form with a later date; or

•	Send a letter revoking your proxy to PTC’s Clerk at the address indicated on page 16 under “Information About Stockholder Proposals”; or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

A holder of stock in street name must follow the procedures required by the brokerage firm or bank to revoke a proxy. You should contact that firm directly for more information on these procedures.

How Do I Vote in Person?

If you attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in street name, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on January 30, 2003 in order to be admitted to the meeting. To be able to vote, you will need to obtain a “legal proxy” from the holder of record.

What is the Vote Required? How is it Affected by Broker Non-Votes and Abstentions?

If your shares are held in street name, the broker or bank may vote your shares on the proposal if it does not receive instructions from you. Because the directors elected at the meeting will be those receiving the highest number of votes, if you abstain from voting or if your broker or bank does not vote on the proposal, it will not count as a vote against the proposal.

Is Voting Confidential?

Our policy is to keep all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card without providing your name.

What Are the Costs of Soliciting Proxies?

PTC will pay all the costs of soliciting proxies. In addition to mailing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. In addition, Georgeson Shareholder Communications, Inc. is assisting us with the solicitation of proxies for a fee of $8,500 plus out-of-pocket expenses. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

How Do I Obtain an Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for the year ended September 30, 2002, was included with this Proxy Statement and is available on our Web site at www.ptc.com. If you would like another copy, we will send you one without charge. Please call (781) 370-5000, e-mail to IR@ptc.com or write to:

Investor Relations
Parametric Technology Corporation
140 Kendrick Street
Needham, MA 02494

Where Can I Find the Voting Results?

We will publish the voting results on PTC’s Website at www.ptc.com following the Annual Meeting and in our Form 10-Q for the second quarter of fiscal 2003, which we will file with the Securities and Exchange Commission (“SEC”) in May 2003.

Whom Should I Call if I Have any Questions?

If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or e-mail at IR@ptc.com.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

Proposal:    Elect Two Directors

The first proposal on the agenda for the Annual Meeting will be electing two Class I directors for three-year terms beginning at this Annual Meeting and expiring at the 2006 Annual Meeting. For a description of the three classes of directors, see “Information About The Directors” beginning on page 4.

The Board of Directors has nominated two current directors—Donald K. Grierson and Oscar B. Marx, III—for new, three-year terms and recommends that you vote for their re-election.

The following table contains background information about each of the Class I director nominees. For a description of their holdings of PTC’s stock, see “How Much Stock is Owned by Directors and Officers?” beginning on page 7.

Name, Age, Principal Occupation, Business Experience and Directorships	Director Since	Term Expires
Class I Director Nominees:

Donald K. Grierson, age 68	1987	2003
Chief Executive Officer and President of ABB Vetco Gray, Inc., an oil services business, since September 2002 and Executive Director since March 2001. Also served as Chief Executive Officer and President of ABB Vetco Gray, Inc. from May 1991 to March 2001. Director of Alpha Technologies Group, Inc.

Oscar B. Marx, III, age 63	1995	2003
Chief Executive Officer and Chairman of the Board of Amerigon Incorporated, a high technology automotive component supplier, since November 2001. He was Chief Executive Officer and President of TMW Enterprises, a private automotive investment firm, from July 1995 to February 2002, and since that date he has been Vice President, Automotive Sector and Director. Director of SMTEK International, Inc. and Tesma International, Inc.

The Board of Directors recommends that you vote FOR the election of Donald K. Grierson and Oscar B.  Marx, III as Class I directors.

Proposal:    Confirmation of the Selection by the Board of PricewaterhouseCoopers LLP

The second proposal on the agenda for the Annual Meeting will be to confirm the appointment by the Board of Directors of the firm PricewaterhouseCoopers LLP as PTC’s independent auditors for the fiscal year ending September 30, 2003. PricewaterhouseCoopers LLP served as our independent auditors for the fiscal year ended September 30, 2002. Although stockholder approval of the Board’s selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. In the event this confirmation is not received, the Board will reconsider its selection. The Board of Directors recommends that you confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent auditors.

Other Matters

While the Notice of Meeting calls for transaction of any other business that may further or relate to the proposals described in the Notice, the Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the Annual Meeting, the persons named in the accompanying voting instruction form will vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT THE DIRECTORS

Who Are Our Directors?

Our Board of Directors is divided into three classes with staggered three-year terms. There are currently two Class I directors, two Class II directors and two Class III directors, whose terms expire, respectively, at the 2003, 2004 and 2005 Annual Meetings of Stockholders. The Class I directors, who are described on page 3, are nominated for re-election at this Annual Meeting. The Class II and III directors will continue in office following the Annual Meeting. The following table contains information about each of the Class II and III directors. You will find information on director holdings of PTC stock in the section called “How Much Stock is Owned by Directors and Officers?” beginning on page 7.

Name, Age, Principal Occupation, Business Experience and Directorships	Director Since	Term Expires
Class II Directors

Michael E. Porter, age 55	1995	2004
Bishop William Lawrence University Professor based at Harvard Business School since 1973. Director of Thermo Electron Corporation and Inforte Corporation.

Noel G. Posternak, age 66	1989	2004
Chairman of the Board of Directors of PTC since June 2000; Senior Partner in the law firm of Posternak, Blankstein & Lund, L.L.P. since 1980, practicing in the area of business law and mergers and acquisitions.

Class III Directors

C. Richard Harrison, age 47	1994	2005
Chief Executive Officer and President of PTC since March 2000; President and Chief Operating Officer of PTC from August 1994 to March 2000.

Robert N. Goldman, age 53	1991	2005
Chairman of the Board of eXcelon Corporation, a software developer, since September 2001; Chief Executive Officer and President of eXcelon Corporation from November 1995 to September 2001.

Family Relationships

Mr. Harrison, a Class III director, and Paul J. Cunningham, PTC’s Executive Vice President, Worldwide Sales, are first cousins.

Board Meetings

PTC’s Board has generally scheduled four regular meetings per year but will meet more often if necessary. The Board met five times during fiscal 2002. Beginning fiscal 2003, the Board will be scheduling five regular meetings per year.

The Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Officers’ Stock Option Committee.

The Audit Committee

The Audit Committee examines our accounting processes, reviews our financial disclosures, and meets privately, outside the presence of PTC management, with the independent auditors to discuss our internal accounting policies, procedures and controls. The Committee reports on such matters to our Board of Directors. The Committee also considers and recommends the selection of our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, assesses the independence of the auditors, and reviews their fees. The Audit Committee, which operates under a written charter adopted by the Board of Directors (a copy of which is included as an appendix to this proxy statement), is also responsible for pre-approving non-audit related services that may be performed by the independent auditors and reviewing our internal financial reporting and disclosure controls.

Messrs. Goldman, Marx (Chairman), and Posternak currently serve as members of the Audit Committee. All committee members are “independent directors” under the rules of the Nasdaq Stock Market governing the qualifications of members of the Audit Committee and none of them has ever been an employee of PTC or any subsidiary. The Audit Committee met six times during fiscal 2002. The Committee’s report for 2002 appears on page 15.

The Compensation and Stock Option Committees

The Compensation Committee makes recommendations to the Board of Directors regarding executive and employee compensation and administers PTC’s bonus programs, stock option plans and employee stock purchase plans. Each year, the Committee reports to you on executive compensation. The Committee’s report for fiscal 2002 appears on pages 11 to 12.

Messrs. Goldman (Chairman) and Grierson currently serve as members of the Compensation Committee. Both Messrs. Goldman and Grierson qualify as “independent directors” under the Nasdaq Stock Market rules. This committee met once during fiscal 2002.

During fiscal 2002, Messrs. Goldman (Chairman) and Grierson also constituted the Officers’ Stock Option Committee, which grants stock options to executive officers of the company. The Officers’ Stock Option Committee met once during fiscal 2002.

How We Compensate Our Directors

Annual Cash Fee
Other than the Chairman of the Board, each director of PTC who is not an employee of PTC or our subsidiaries receives an annual cash fee of $10,000 per year. Mr. Posternak, a non-employee and Chairman of the Board, was paid an annual cash fee of $75,000 for his service in the capacity of Chairman in fiscal 2002.

Annual Stock Option Award
We also generally grant each non-employee director 15,000 stock options on the date of each annual meeting. A non-employee serving as Chairman of the Board of Directors is granted 50,000 stock options. These annual grants were not made during fiscal 2002.

These annual option grants generally have an exercise price equal to the fair market value of our stock on the Nasdaq Stock Market on the date of grant. The options vest annually in four equal parts beginning on the first anniversary of the grant date and expire ten years from the grant date. The options stop vesting when the director no longer serves on the PTC board.

Stock Option Award to New Board Members	We grant each new non-employee director 40,000 stock options at the time of initial election to the Board on the same terms as the annual option grants described above.
Meeting Fees	We also pay each non-employee director meeting fees of $2,000 for attendance at each Board meeting and $1,000 for attendance at each meeting of the Audit or Compensation Committee.
Expenses	PTC reimburses all directors for travel and other related expenses incurred in attending Board and committee meetings.
Directors who are PTC Employees	We do not compensate our employees for service as a director.
Special Stock Option Grants to Non-Employee Directors in Fiscal 2002
In recognition of the Board’s extensive work during fiscal 2002 and for their anticipated future contributions as PTC implements its operational strategies, we made the following stock option grants in fiscal 2002: Mr. Goldman, 50,000 options; Mr. Grierson, 50,000 options; Mr. Marx, 50,000 options; Mr. Porter, 50,000 options and Mr. Posternak, Chairman of the Board, 75,000 options. All of these grants were on the same terms as annual option grants, which are described above.

Information About Certain Insider Relationships

Professor Michael E. Porter has a consulting arrangement with PTC under which he aids in the development of and participates in a series of executive management seminars sponsored by PTC. He also serves on a Customer Advisory Board to help identify and develop business opportunities in Europe. In lieu of his customary honoraria for such services, in 2002 Mr. Porter received an option to purchase 30,000 shares of PTC’s common stock at an exercise price of $2.10 per share, exercisable as to 50% of the shares on each of September 19, 2002 and March 19, 2003. The option’s exercise price is the fair market value of our common stock on the date of grant, and the option expires five years from the date of grant. Beginning fiscal 2003, Mr. Porter will receive $15,000 for each executive management seminar in which he participates.

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Which Stockholders Own at Least 5% of PTC?

The following table shows all persons we know to be beneficial owners of at least 5% of PTC common stock as of October 31, 2002. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the SEC by the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Merrill Lynch Investment Managers (3)	29,947,066(3)	11.4%
800 Scudders Mill Road Plainsboro, NJ 08536-1606

Mellon Financial Corporation (4)	20,170,000(4)	7.7%
One Mellon Center Pittsburgh, Pennsylvania 15258

The footnotes for this table appear below the next table.

How Much Stock is Owned by Directors and Officers?

The following table shows the PTC common stock beneficially owned by PTC’s directors and the executive officers named in the Summary Compensation Table, as well as all current directors and executive officers as a group, as of October 31, 2002.

	Number of Shares Beneficially Owned(1)(5)	Percentage of Common Stock Outstanding(2)
Robert N. Goldman	102,500	*
Donald K. Grierson	92,500	*
Oscar B. Marx, III (6)	190,600	*
Michael E. Porter	669,240	*
Noel G. Posternak	180,000	*
C. Richard Harrison (7)	5,714,006	2.1%
Barry F. Cohen	879,672	*
Edwin J. Gillis (8)	2,117,316	*
James E. Heppelmann	876,900	*
Trenton H. Brown (8)	454,513	*
All directors, nominees for director, and current executive officers as a group (11 persons)	9,701,170	3.6%

*	Less than 1% of outstanding shares of common stock.
(1)
This describes shares as beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he or she beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.

(2)
For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding includes the 262,584,050 shares outstanding as of October 31, 2002 and any shares subject to options held by the person or entity in question that are exercisable on or before December 30, 2002.

(3)
Represents the number of shares of common stock for which Merrill Lynch Investment Managers (“MLIM”) and its related parties had “investment discretion”, based on Form 13F filings through  October 31, 2002. MLIM’s last SEC Schedule 13G filing was filed by Merrill Lynch & Co., Inc. (on behalf of MLIM) with the SEC on July 8, 2002. Stock reported as being beneficially owned by MLIM as of

July 8, 2002 consisted of 27,305,360 shares (10.4% of the Class). Merrill Lynch & Co., Inc. (“ML&Co.”) is a parent holding company and investment advisor and MLIM is an operating division of ML&Co.’s indirectly owned asset management subsidiaries with whom it shares voting and investment power with respect to all such shares.

(4)
Represents the number of shares of common stock for which Mellon Financial Corporation (“MFC”) and its related parties had “investment discretion”, based on Form 13F filings through October 31, 2002. MFC’s last SEC Schedule 13G filing was filed with the SEC on May 8, 2002. Stock reported as being beneficially owned by MFC as of May 8, 2002 consisted of 26,599,701 shares (10.1% of the Class). MFC and its subsidiaries shared voting power with respect to 1,259,320 of such shares and shared investment power with respect to 386,420 shares. Of those entities, Boston Safe Deposit and Trust Company and The Boston Company, Asset Management, LLC (both with the same address as MFC) reported beneficial ownership 21,156,972 (8.1% of the Class) and 18,916,710 (7.2% of the Class), respectively, of the shares beneficially owned by MFC. Of these entities both shared voting power with respect to 901,760 shares and shared investment power with respect to 13,360 shares.

(5)
The amounts listed include the following shares of common stock that may be acquired on or before December 30, 2002 through the exercise of options: Mr. Goldman, 92,500 shares; Mr. Grierson, 92,500 shares; Mr. Marx, 182,500 shares; Mr. Porter, 629,000 shares; Mr. Posternak, 130,000 shares; Mr. Harrison, 5,327,340 shares; Mr. Cohen, 879,672 shares; Mr. Gillis, 2,101,000 shares; Mr. Heppelmann, 501,900 shares; Mr. Brown, 452,250 shares; and all directors and current executive officers as a group, 8,831,164 shares.

(6)	8,000 shares are held by the O.B. Marx, III Revocable Trust. 100 shares are held by Mr. Marx’s spouse as custodian for a minor relative.
(7)	16,560 shares are held jointly by Mr. Harrison with his spouse.
(8)
Mr. Brown ceased serving as Executive Vice President, International Sales effective in October 2002 and Mr. Gillis ceased serving as Executive Vice President and Chief Financial Officer effective in November 2002. Both have ceased serving as executive officers of PTC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes. They must also provide us with copies of the reports.

Based on our review of all reports furnished to us, we believe that all of our insiders complied with their filing requirements for fiscal 2002.

INFORMATION ABOUT EXECUTIVE COMPENSATION

The tables on pages 9 through 11 show salaries, bonuses and other compensation paid during the last three fiscal years, options granted in fiscal 2002, options exercised in fiscal 2002 and option values as of year-end fiscal 2002 for the Chief Executive Officer and our four most highly compensated executive officers.

Summary Compensation Table

	Year	Annual Compensation		Long-Term Compensation Awards			All Other Compen- sation($)(4)
Name and Principal Position		Salary($)(1)	Bonus($)(2)	Restricted Stock Awards($)		Shares Underlying Options(#)
C. Richard Harrison	2002	400,000	455,000			600,000	5,750
Chief Executive Officer	2001	400,000	0			800,000	5,000
and President	2000	400,000	350,000			750,000	5,000

Barry F. Cohen	2002	275,000	211,250			400,000	1,308
Executive Vice President,	2001	275,000	150,000			500,000	5,000
Strategic Services and Partners	2000	275,000	225,000			250,000	5,000

Edwin J. Gillis	2002	300,000	211,250			400,000	5,750
Former Executive Vice President and	2001	300,000	150,000			500,000	5,000
Chief Financial Officer (5)	2000	300,000	280,000			250,000	5,000

James E. Heppelmann	2002	347,000	211,250	1,275,000	(3)	400,000	5,750
Executive Vice President, Software	2001	272,000	150,000			600,000	5,000
Products and Chief Technology Officer	2000	222,000	48,750			350,000	5,000

Trenton H. Brown	2002	491,000	183,985			400,000	5,575
Former Executive Vice President,	2001	443,000	213,694			650,000	5,000
International Sales (5)	2000	362,327	420,463			283,000	5,000

(1)	Salary includes amounts deferred pursuant to our 401(k) Savings Plan. Mr. Heppelmann’s and Mr. Brown’s salary for all years presented includes special cost of living allowance compensation.
(2)
Amounts shown, except for those relating to Mr. Brown, are awards under PTC’s incentive plans or bonuses and are earned and accrued during the fiscal years indicated and paid after the end of each fiscal year (these bonuses are described under “Executive Compensation Programs” on page 11). Amounts shown for  Mr. Brown primarily comprise sales commissions based on revenue.

(3)
We granted 375,000 shares of restricted common stock to Mr. Heppelmann on May 30, 2002. The restrictions on Mr. Heppelmann’s stock lapse in three annual installments of 125,000 shares each beginning on May 1, 2003. Holders of restricted stock have the right to receive cash dividends, if any, paid on such restricted stock (stock dividends remain restricted under the terms of the underlying restricted stock) and have the right to vote such restricted stock. The aggregate value of the restricted stock as of September 30, 2002, based on the market value of our common stock on that date, was $682,500.

(4)	Amounts shown are our matching contributions under the 401(k) Savings Plan.
(5)
Mr. Brown ceased serving as Executive Vice President, International Sales effective in October 2002 and Mr. Gillis ceased serving as Executive Vice President and Chief Financial Officer effective in November 2002.

Option Grants in Fiscal 2002

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Shares Underlying Options Granted(#)(1)	Percentage of Total Options Granted to Employees for Fiscal Year(%)	Exercise Price Per Share($)	Expiration Date		5%($)(3)	10%($)(3)
C. Richard Harrison	600,000	3.58	3.40	5/30/12		1,282,945	3,251,235
Barry F. Cohen	400,000	2.37	3.40	5/30/12		855,297	2,167,490
Edwin J. Gillis	400,000	2.37	3.40	5/30/12	(4)	855,297	2,167,490
James E. Heppelmann	400,000	2.37	3.40	5/30/12		855,297	2,167,490
Trenton H. Brown	400,000	2.37	3.40	5/30/12	(4)	855,297	2,167,490

(1)
The exercise price of each option is 100% of the fair market value of our common stock on the date the option was granted. The exercise price may be paid in cash or, subject to certain limitations for shares previously acquired upon exercise of options, in shares of common stock, or in a combination of cash and shares. All options granted become exercisable in four equal annual installments, commencing one year after the date of grant. These options may become exercisable sooner as described in “Employment Agreements With Executive Officers” on page 14.

(2)
The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of our common stock. No gain to the optionees is possible without an increase in the price of our common stock, which will benefit all stockholders proportionately.

(3)
In order to realize the potential values over the ten-year option term set forth in the 5% and 10% columns of this table, the per share price and the total increase in price of the common stock at the end of the option term would be as follows:

	Exercise Price per Share($)	Prices at:		Percentage Increases at:
Date of Grant		5%($)	10%($)	5%	10%
5/30/02	3.40	5.54	8.82	63	159

(4)	Due to the Executive’s departure, the options shall expire in full prior to any portion of the option vesting.

Aggregated Option Exercises During Fiscal 2002 and Year-End Option Values

	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Shares Underlying Unexercised Options at FY-End(#)	Value of Unexercised In- the-Money Options at FY-End($)(2)
Name			Exercisable/Unexercisable	Exercisable/Unexercisable
C. Richard Harrison	0	0	5,327,340/	0/
			1,700,000	0

Barry F. Cohen	0	0	879,672/	0/
			950,000	0

Edwin J. Gillis	0	0	2,101,000/	0/
			975,000	0

James E. Heppelmann	0	0	476,900/	58,618/
			1,037,500	0

Trenton H. Brown	0	0	424,250/	0/
			1,010,750	0

(1)	Market value of the underlying shares on the date of exercise less the option exercise price.
(2)
Market value of shares on September 30, 2002 ($1.82) covered by in-the-money options less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

Report of the Compensation Committee

Executive Compensation Programs

Our executive compensation programs, which contain no special perquisites, consist of three principal elements: base salary, cash bonus and equity incentive awards (primarily stock options). Our objective has been to emphasize incentive compensation in the form of cash bonuses and stock option grants, rather than base salary. Our Board of Directors sets the annual base salary for executives after consideration of the recommendations of the Compensation Committee. Prior to making its recommendations, the Compensation Committee reviews historical compensation levels of the executives, evaluates past performance and assesses expected future contributions of the executives. In making the recommendations regarding base salaries, the Compensation Committee considers generally available information regarding salaries prevailing in the industry but does not tie salaries to any particular indices.

We maintain incentive plans under which executive officers (including the Chief Executive Officer) are paid cash bonuses after the end of each fiscal year. The bonuses under the incentive plans are dependent primarily on our achievement of certain financial targets established by our Board of Directors before the start of each fiscal year. A portion of these bonuses may from time to time be based on individual performance goals. Mr. Brown, who received sales commissions based on revenue, was not eligible for incentive plan bonuses.

The incentive plans for fiscal 2002 set forth two performance factors for each participating officer (including the Chief Executive Officer): revenue and operating margin. Three different target levels were established for each performance factor and a gross target bonus corresponding to each of the three target levels was set. In light of the prolonged weakness in the global manufacturing economy, which impacted our revenues as customers reduced or deferred expenditures for software and services, the Board revised the targets for the performance factors and, in connection therewith, reduced the cash pool from which the executive officers’ bonuses could be paid to 65% of the original target pool. The cash bonus earned by the executive officers under the incentive plans for fiscal 2002 was determined based upon the revised performance targets after consideration of the Compensation Committee’s recommendation. As a result of our attaining the targets set for the second half of the fiscal year, the executive officers earned the full amount of the reduced bonus.

Total compensation for executive officers also includes long-term incentives offered by equity incentive awards (primarily stock options). Stock options are instrumental in promoting the alignment of long-term interests between our executive officers and stockholders due to the fact that executives realize gains only if the stock price increases over the fair market value at the date of grant and the executives exercise their options. Similarly, gains on restricted stock awards are directly correlated with increases in our stock price and long-term service by the executive. In recommending the amount and type of such awards, the Officers’ Stock Option Committee considered the contributions of each executive to our overall success in fiscal 2002, the responsibilities to be assumed in the upcoming fiscal year, the appropriate incentives for the promotion of our long-term growth and awards to other executives in the industry holding comparable positions, as well as the executive’s position within our company. It has been our practice to fix the exercise price of options, which generally become exercisable in equal annual installments over a period of four years commencing one year after the date of grant, at 100% of the fair market value on the date of grant. Therefore, the long-term value realized by executives through option exercises can be directly linked to the enhancement of stockholder value.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of the corporation. This provision excludes certain forms of “performance based compensation,” including stock options, from the compensation taken into account for the purposes of that limit. The Committee believes that, although it is desirable for executive compensation to be tax deductible whenever in the Committee’s judgment that would be consistent with the objectives pursuant to which the particular compensation is paid, we should compensate our executive officers fairly in accordance with the guidelines discussed in this report and not be unduly limited by the anticipated tax treatment. Accordingly, the total compensation paid to an executive officer in any year may exceed the amount that is deductible. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

Chief Executive Officer Compensation

Mr. Harrison’s performance was evaluated, and his compensation determined in accordance with the factors described above applicable to executive officers generally. Mr. Harrison’s base salary was not increased for fiscal 2002 after also remaining unchanged for fiscal 2001. For fiscal 2003, Mr. Harrison’s annual salary was increased $100,000 to $500,000. Under the revised incentive plans (as discussed above), Mr. Harrison was awarded a $455,000 cash bonus, which represents 53% of his total cash compensation (base salary plus bonus). In addition, the Board of Directors granted Mr. Harrison options to purchase 600,000 shares of PTC’s common stock. The amount of this option grant reflects Mr. Harrison’s overall contribution to PTC during fiscal 2002, including his efforts in positioning PTC for future growth and reducing the company’s cost structure, and his anticipated future contributions, as well as the factors applicable to executive officers generally described above.

Compensation Committee

Robert N. Goldman, Chairman
Donald K. Grierson

Stock Performance Graph

The following Stock Performance Graph compares the cumulative stockholder return on our common stock from September 30, 1997 to September 30, 2002 with the cumulative total return of the S&P 500 Index, the Nasdaq (U.S. Companies) Index and the Nasdaq Computer & Data Processing Index over the same period. The Stock Performance Graph assumes that the value of the investment in PTC common stock and each of the comparison groups was $100 on September 30, 1997 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

	9/30/97	9/30/98	9/30/99	9/29/00	9/28/01	9/30/02
Parametric Technology Corporation (PTC)	$100.00	$45.61	$61.19	$49.58	$23.52	$8.16
Nasdaq (U.S. Companies) Index (Nasdaq)	100.00	101.58	165.95	220.33	90.05	70.90
Nasdaq Computer & Data Processing Index (NC&D)	100.00	129.63	220.04	276.07	99.05	77.92
S&P 500 Index (S&P 500)	100.00	109.05	139.37	157.88	115.85	92.12

Employment Agreements with Executive Officers

Agreement with Mr. Harrison

Mr. Harrison has an agreement that provides him with certain benefits in the event of a termination of his employment under certain circumstances and upon the occurrence of certain events. If we elect to terminate his employment (other than for “cause,” as defined in the agreement) or effect a “change in status” (which, as defined in the agreement, includes a diminution in title, responsibilities or compensation), he is entitled to receive during the eighteen-month period following such an event (or until such earlier date as he commences employment with another company), a salary at a rate equal, on an annualized basis, to one and one third (1 1/3) times the highest annual salary (excluding bonuses) received by him in the prior six months. The agreement also provides that the outstanding options he holds under our option plans become exercisable (i) in full upon a “change in control” (which in general includes (a) any person or entity becoming the beneficial owner of 50% or more of the voting power of PTC, (b) a change in a majority of our directors or (c) a merger or consolidation in which our stockholders do not have majority voting power of the surviving entity, or (d) the approval by the stockholders of our liquidation or a sale or disposition of all or substantially all of our assets) or upon the death or disability of Mr. Harrison and (ii) for the number of shares of Common Stock for which they would have otherwise become exercisable had his employment continued for one year following a termination of his employment without “cause” or a “change in status.”

Agreements with other Executive Officers

PTC has entered into similar agreements with Messrs. Cohen, Cunningham, and Heppelmann, which provide that (i) in the event we terminate their employment without “cause,” or effect a “change in status” following a change in control of PTC, they are entitled to receive, during the twelve-month period following notice of termination (or until such earlier date as they commence employment with another company), a salary at a rate equal to the highest annual salary (excluding bonuses) received in the prior six months and (ii) in the event of a change in control of PTC, their outstanding options under PTC’s option plans become exercisable in full.

PTC had also entered into agreements with Messrs. Brown and Gillis which provided that (i) in the event we terminated their employment without “cause,” they were entitled to receive, during the six-month period following notice of termination (or until such earlier date as they commence employment with another company), a salary equal to the highest annual salary (excluding bonuses) received in the prior six months and (ii) in the event of a change in control of PTC, their outstanding options under PTC’s option plans would become exercisable in full. In October 2002, Mr. Brown’s status as Executive Vice President, International Sales terminated and pursuant to his agreement he will receive an amount equal to his fiscal 2002 annual salary payable over six months, but not after he commences employment with another company. Mr. Gillis’ agreement terminated upon his resignation in November 2002.

INFORMATION ABOUT OUR AUDITORS

PricewaterhouseCoopers LLP served as PTC’s independent auditors for fiscal 2002 and has reported on our 2002 consolidated financial statements. The Board of Directors has re-appointed PricewaterhouseCoopers LLP for fiscal year 2003 and, as described above, is seeking your confirmation of their appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

Report of the Audit Committee

The Audit Committee reviews PTC’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements for fiscal 2002 with management and the independent auditors. In this process, the Committee met with the independent auditors, with and without management present, to discuss the results of the auditors’ examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting and disclosure controls.

The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee has discussed with the independent auditors the auditors’ independence from PTC and its management, including the matters in the written disclosures received from the auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the independent auditors’ provision of the other, non-audit related services to PTC, which are referred to in “Independent Auditors’ Fees” below, is compatible with maintaining the auditors’ independence.

Based on the Committee’s discussions with management, the representations of the independent auditors and the Committee’s review of the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited financial statements in PTC’s Annual Report on Form 10-K for fiscal 2002 for filing with the Securities and Exchange Commission.

Audit Committee

Oscar B. Marx, Chairman
Robert N. Goldman
Noel G. Posternak

Independent Auditors’ Fees

The following table states the fees for professional services rendered during fiscal 2002 by our independent auditors, PricewaterhouseCoopers LLP.

Type of Professional Services	Total Fees
Audit Fees (1)	$727,000
Financial Information Systems Design and Implementation Fees	$0
All Other Fees (2)	$3,118,000

(1)
Consisting of all fees for professional services rendered in connection with the audit of PTC’s annual financial statements and the reviews of the consolidated financial statements included in PTC’s Annual Report on Form 10-K and reviews of the consolidated financial statements included in PTC’s quarterly reports on Form 10-Q for the year ended September 30, 2002.

(2)	Consisting principally of tax, expatriate and statutory compliance related services.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

If you wish to make a proposal for consideration at the 2004 Annual Meeting of Stockholders, you must give written notice to us between October 15, 2003 and November 14, 2003, including the information required by our by-laws. Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than October 15, 2003. Your written proposal must be sent to: Aaron von Staats, Clerk, Parametric Technology Corporation, 140 Kendrick Street, Needham, Massachusetts 02494. In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

By Order of the Board of Directors,

AARON C. VON STAATS
Clerk
February 12, 2003

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING OF STOCKHOLDERS. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

PARAMETRIC TECHNOLOGY CORPORATION
AUDIT COMMITTEE CHARTER

The audit committee is a committee appointed each year by the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, the Corporation’s accounting policies, disclosure controls and procedures and internal accounting and financial controls, and the audit process.

Oversight of Independent Accountant

The independent accountant shall be ultimately accountable to the board of directors and its audit committee, as representatives of the stockholders. In this connection, the audit committee, as a committee of the board, shall be directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the work of the independent accountant, including resolving any disagreements between management and the independent accountant regarding financial reporting. The committee shall receive direct reports from the independent accountant. The committee shall be responsible for approving, in advance, all auditing services and permitted non-audit services provided by the independent accountant.

The audit committee shall also be responsible for overseeing the independence of the independent accountant. In this connection, the audit committee shall receive from the independent accountant a formal written statement delineating all relationships between the independent accountant and the Corporation, consistent with Independence Standards Board Standard No. 1, and shall actively engage in a dialogue with the independent accountant with respect to any disclosed relationships or services that may impact its objectivity and independence and take, or recommend that the full board of directors take, appropriate action regarding the independence of the independent accountant.

Responsibilities for Accounting and Financial Reporting Compliance

The audit committee’s role is one of oversight, and it is recognized that the Corporation’s management is responsible for preparing the financial statements and that the independent accountant is responsible for auditing those financial statements.

The following functions shall be the common recurring activities of the audit committee in carrying out its oversight function. These functions are set forth as a guide and may be varied from time to time as appropriate in the circumstances. In meeting its responsibilities, the audit committee is expected to:

1.    Provide an open avenue of communication between the independent accountant and the board of directors.

2.    Inquire of management and the independent accountant about significant risks or exposures with respect to accounting methods and financial practices and assess the steps management has taken to minimize such risk to the Corporation.

3.    Consider, in consultation with the independent accountant, the audit scope and plan of the independent accountant.

4.    Review with the independent accountant the coordination of audit effort to assure completeness of coverage and reduction of redundant efforts.

5.    Monitor the adequacy and effectiveness of the Corporation’s internal controls and internal auditing procedures, including computerized information system controls and security, and consider and review with the independent accountant:

a.    Such adequacy and effectiveness and how the Corporation’s financial systems and controls compare with industry practices;

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b.    Any significant deficiencies in the design or operation of those controls that could adversely affect the Corporation’s ability to record, process, summarize and report financial data;

c.    Any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls; and

d.    Any related significant findings and recommendations of the independent accountant and internal auditing personnel together with management’s responses thereto.

6.    Regarding the Corporation’s accounting practices:

a.    Review with the independent accountant the acceptability and quality of the Corporation’s accounting principles and policies, as contemplated by Statement of Auditing Standards No. 61, and discuss with the independent accountant how the Corporation’s accounting policies compare with those in the industry;

b.    Review with management and the independent accountant the Corporation’s critical accounting policies and practices, and the accounting estimates resulting from the application thereof;

c.    Discuss with the independent accountant all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative disclosures and treatments, and the treatment preferred by the independent accountant; and

d.    Discuss with the independent accountant periodically whether all material correcting adjustments identified by the outside auditor in accordance with generally accepted accounting principles and the rules of the SEC are reflected in the Corporation’s financial statements.

9.    Review with management and the independent accountant any material financial or other arrangements of the Corporation that do not appear on the Corporation’s financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those likely to be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Corporation’s financial statements.

10.    Review with management quarterly and at the completion of the annual examination:

a.    The independent accountant’s audit of the Corporation’s financial statements and limited review in accordance with Statement of Accounting Standards No. 71 of financial statements included in the Corporation’s quarterly SEC reports;

b.    Any significant changes required in the independent accountant’s audit plan; and

c.    Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

11.    Review with the independent accountant all material communications between the independent accountant and management, such as any management letter or schedule of unadjusted differences.

12.    Consider and review with management:

a.    Significant findings during the year and management’s responses thereto; and

b.    Any difficulties encountered by the independent accountant in the course of its audit, including any restrictions on the scope of work or access to required information and any serious difficulties or disputes with management encountered during the course of the audit.

13.    Review legal and regulatory matters that may have a material impact on the financial statements, related Corporation compliance policies, and programs and reports received from regulators.

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14.    Meet with the independent accountant and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

15.    Recommend to the board whether, based on the reviews and discussions referred to above, the financial statements should be included in the Corporation’s Annual Report on Form 10-K.

16.    Oversee the Corporation’s disclosure controls and procedures.

17.    Perform such other functions as assigned by law, the Corporation’s charter or by-laws, or the board of directors.

Code of Ethics and Complaint Procedures

The audit committee shall approve and administer a code of ethics for senior financial officers and such other employees and agents of the Corporation as it determines. The committee shall review and approve all related-party transactions involving the Corporation.

Any issue of significant financial misconduct shall be brought to the attention of the audit committee for its consideration. The committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Meetings and Authority

The audit committee shall meet at least five times per year or more frequently as circumstances require. The committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

The committee shall report committee actions to the board of directors with such recommendations as the committee may deem appropriate, and shall make recommendations to the board of directors with respect to initiating investigations into any matters within the committee’s scope of responsibilities.

In discharging its oversight role, the audit committee shall have the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation, to engage independent counsel and other advisers, and to determine the compensation to be paid such counsel and advisers by the Corporation, as it determines necessary to carry out it duties.

Membership

The audit committee shall consist of at least three members of the board who shall meet all applicable regulatory and exchange requirements of independence and financial expertise. Audit committee members and the committee chairman shall be designated annually by the full board of directors and shall serve at the pleasure of the board.

Review of Charter

This audit committee charter shall be reviewed and reassessed for adequacy annually by the audit committee.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PARAMETRIC TECHNOLOGY CORPORATION

PROXY FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 13, 2003

The undersigned, revoking all prior proxies, hereby appoints Thomas L. Beaudoin, Aaron C. von Staats and Richard J. Carli, or any of them acting singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Parametric Technology Corporation (“PTC”) that the undersigned is entitled, if personally present, to vote at the 2003 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Thursday, March 13, 2003, at the offices of the company, 140 Kendrick Street, Needham, Massachusetts 02494, and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 30, 2002. Attendance of the undersigned at the Annual Meeting will not be deemed to revoke this proxy unless the undersigned revokes this proxy in writing and votes in person at the Annual Meeting. Along with this proxy, we are sending you notice of and the proxy statement relating to the Annual Meeting, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2002.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR CONFIRMING THE SELECTION OF PRICEWATERHOUSECOOPERS LLP. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PARAMETRIC TECHNOLOGY CORPORATION 140 KENDRICK STREET NEEDHAM, MA 02494
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Parametric Technology Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    PARCOR

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARAMETRIC TECHNOLOGY CORPORATION

1. Elect two Class I Directors to serve for the next three years:	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominees’s number on the line below
01) Donald K. Grierson	[ ]	[ ]	[ ]
02) Oscar B. Marx, III

THE DIRECTORS RECOMMEND A VOTE “FOR ALL” NOMINEES

2. Confirm the selection by the Board of Directors of PricewaterhouseCoopers LLP as PTC’s independent auditors for the current fiscal year.	For	Against	Abstain
	[ ]	[ ]	[ ]

THE DIRECTORS RECOMMEND A VOTE “FOR” THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

Please sign name(s) exactly as appearing on your stock certificate. If shares are held jointly, each joint owner should personally sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature (PLEASE SIGN WITHIN BOX) Date	Signature (Joint Owners)	Date